Exhibit 4.16

Power of Attorney

The undersigned Sheng Chen, a citizen of the People’s Republic of China (the “PRC”) with ID Card No. [***] and a holder of 100% of the equity interests of WiFire Network Technology (Beijing) Co., Ltd. (the “Target Company”) (my “Equity Interests”), hereby irrevocably authorizes Abitcool (China) Broadband Inc. (the “WFOE”) to exercise the following rights in respect of my Equity Interests during the term of this Power of Attorney:

The WFOE is hereby authorized to exercise on my behalf as my sole and exclusive agent the rights in respect of my Equity Interests, including without limitation: 1) to attend shareholders’ meetings of the Target Company; 2) to exercise all my rights and voting rights as a shareholder of the Target Company according to laws and the articles of association of the Target Company, including without limitation the rights to sell, transfer, pledge or dispose of all or any part of my Equity Interests; and 3) to designate and appoint, as my authorized representative, the legal representative (chairperson), director, supervisor, general manager and any other senior management of the Target Company.

Any and all actions associated with my Equity Interests made by the WFOE will be deemed as my action, and any and all documents relating to my Equity Interests executed by the WFOE shall be deemed to be executed and acknowledged by me.

The WFOE may delegate this Power of Attorney by assigning its rights relating to the conduct of the aforesaid matters to any other person or entity at its own discretion without prior notice to or consent from me.

Throughout the term hereof, this Power of Attorney shall be irrevocable and effective as of the date hereof.

During the term of this Power of Attorney, I hereby waive all of the rights that have been authorized to the WFOE and will not exercise any such right by myself.

Signature: /s/ Sheng Chen

January 11, 2021